LOAN AGREEMENT

between

MPLX LP
As the Borrower

and

MPC INVESTMENT LLC
As the Lender

Dated as of December 4, 2015

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Loan Agreement”) is entered into as of December 4, 2015 (the “Effective Date”), by and between MPLX LP, a Delaware limited partnership (the “Borrower”), and MPC Investment LLC, a Delaware limited liability company (the “Lender”). The Borrower and the Lender may be singularly referred to as a “Party” and collectively referred to as the “Parties.”

WITNESS:

WHEREAS, as of the Effective Date, the Lender is the sole member of MPLX GP LLC, a Delaware limited liability company and general partner of the Borrower (the “General Partner”), and, as such, the General Partner stands to benefit from the extension of credit to the Borrower;

WHEREAS, to provide credit support to the Borrower, the Lender has agreed to enter into this Loan Agreement and to provide loans to the Borrower from time-to-time on a revolving basis to fund the Borrower’s financing needs with respect to capital expenditures, working capital, acquisitions and general partnership purposes.

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Loan Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Capitalized terms used in this Loan Agreement have the meanings and are subject to the rules of construction set forth in Appendix A.

ARTICLE 2
LOAN

2.1    Loans. Subject to the terms provided for in this Loan Agreement, the Lender shall from time-to-time on or after the Effective Date make loans to the Borrower on a revolving basis (each, a “Loan” and collectively, the “Loans”), as requested by the Borrower and agreed to by the Lender (in the Lender’s sole discretion), in amounts that do not result in the aggregate principal amount of all Loans outstanding exceeding Five Hundred Million U.S. Dollars ($500,000,000) at any one time.

2.2    Maturity. The entire unpaid principal amount of the Loans (together with all accrued and unpaid interest and other amounts, if any, payable hereunder) shall mature and become due and payable on the fifth anniversary of the Effective Date (such date, the “Maturity Date”); provided, however, that the Lender may demand payment of all or any portion of the outstanding principal amount of the Loan (together with all accrued and unpaid interest and other amounts, if any, payable hereunder) at any time prior to the Maturity Date by providing written demand to the Borrower. The Borrower shall pay any amounts so demanded to be paid by the Lender not later than three business days following the receipt by the Borrower of the written demand. Notwithstanding the foregoing, the Lender may not make any partial demand for payment in an amount less than Two Million U.S. Dollars ($2,000,000).

2.3    Optional Prepayment. The Borrower may, at any time prior to the Maturity Date and without penalty, pay all or any portion of the unpaid principal amount of the Loans, together with all accrued and unpaid interest and other amounts, if any, payable hereunder; provided, however, that the Borrower may not make any partial prepayment in an amount less than Two Million U.S. Dollars ($2,000,000).

2.4    Promissory Note. The Loan will be evidenced by a single Non-negotiable Promissory Note, dated as of the Effective Date (the “Promissory Note”), to be executed by the Borrower in a form acceptable to the Lender concurrently with the execution and delivery of this Loan Agreement. The Promissory Note shall be delivered to and made payable to the Lender. The Lender shall record, on a schedule to the Promissory Note, (i) the amount and date of each Loan made by the Lender to the Borrower pursuant to Section 2.1, (ii) the amount of interest that accrues on the outstanding principal amount of the Loans during each Interest Period, (iii) the date and amount of each payment of interest or principal made by the Borrower and (iv) the balance of the principal amount of the Loan, including unpaid and accrued interest, if any, as of the end of each Interest Period; provided that the failure of the Lender to record such information or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Loan Agreement..

2.5    Payments of Principal and Interest. The Borrower shall make all payments of principal and interest or other amounts, if any, that are required to be made under this Loan Agreement by wire or interbank transfer of immediately available funds to an account or accounts designated by the Lender. Any payments received by the Lender from the Borrower shall first be applied to any unpaid interest that is then due and payable with the remainder of such payments to be applied to the unpaid principal amount of the Loan.

ARTICLE 3
INTEREST

3.1    Interest. Interest shall accrue on the unpaid principal amount of the Loan at a rate equal to the sum of (i) the one (1) month term, London Interbank Offered Rate (LIBOR Rate) for dollar deposits, as published by Bloomberg or if not so published, then by the Financial Times of London on the first Business Day of such Interest Period, plus (ii) a premium of one hundred fifty basis points (1.50%). Interest shall be calculated for each Interest Period on the daily principal balance of the Loan outstanding during such Interest Period on the basis of a year of 360 days for the actual number of days elapsed.

3.2.    Interest Payments. The Borrower shall pay interest in arrears on the last day of each Interest Period; provided, however, that (i) any interest accrued pursuant to Section 3.3 shall be payable on demand and (ii) in the event of a demand by the Lender for repayment of the outstanding principal amount of the Loan or prepayment of the entire principal amount of the Loan in accordance with Article 2, accrued and unpaid interest on the Loan shall be payable on the date of such repayment or prepayment. For the avoidance of doubt, in the event of any demand for repayment or prepayment of less than the entire outstanding principal amount of the Loan in accordance with Article 2, unpaid interest that has accrued on the portion of the principal amount of the Loan so repaid or prepaid, as the case may be, shall be payable on the last day of the applicable Interest Period in accordance with this Section 3.2.

3.3    Delinquent Payments. Notwithstanding the foregoing, if any principal payment, interest or other amount, if any, required to be paid on any Loan is not paid when due and payable hereunder, such overdue amount shall bear interest, after as well as before judgment, on the basis of a year of 360 days for the actual number of days elapsed through the date of payment, at a rate per annum equal to two percentage points (2.00%) plus the interest rate otherwise payable on the principal balance of such Loan as provided in Section 3.1.

ARTICLE 4
WARRANTIES

Each Party hereby represents and warrants to the other, as of the Effective Date, that:
4.1    Organization; Powers. Such Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all the requisite power and authority to carry on its business as now conducted and (c) except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
4.2    Authorization; Enforceability. The execution, delivery and performance by such Party of this Loan Agreement and the other Loan Documents are within such Party’s limited liability company or limited partnership powers, as applicable, and have been duly authorized by all necessary limited liability company or limited partnership action, as applicable. This Loan Agreement has been, and each other Loan Document, when delivered hereunder will have been, duly executed and delivered by each Party that is a party thereto. This Loan Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Party that is a party thereto, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Party of this Loan Agreement and each other Loan Document to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon such Party or any of its property, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Party, or by which any property or asset of such Party is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom and (e) will not violate the organizational documents of such Party.
ARTICLE 5
COVENANTS

From and after the Effective Date and until the principal amount and interest on the Loan and other amounts, if any, payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lender that:

5.1    Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to maintain and preserve the same would not reasonably be expected to result in a Borrower Material Adverse Effect.
5.2    Payment of Taxes and other Obligations. The Borrower will pay its Tax liabilities and other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings or (b) the failure to make such payment would not reasonably be expected to result in a Borrower Material Adverse Effect.
5.3    Maintenance of Properties; Insurance. The Borrower will (a) maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and of similar size (including, without limitation, by the maintenance of adequate self-insurance reserves to the extent customary among such companies).
5.4    Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will permit any representatives designated by the Lender, at the Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense) and upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect the Borrower’s properties, to examine and make extracts from the Borrower’s books and records, and to discuss the Borrower’s affairs, finances and condition with the Borrower’s officers and independent accountants.
5.5    Compliance with Laws. The Borrower shall comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Borrower Material Adverse Effect.

5.6    Compliance with Revolving Credit Agreement. The Borrower will comply in all material respects with the covenants, terms and conditions to which it is subject under the Credit Facility, including, without limitation, the covenants restricting the Borrower’s ability to incur indebtedness or create or allow there to be created liens on the Borrower’s properties and assets.
5.7    Use of Proceeds. The Borrower shall use the proceeds from the Loans for working capital and general partnership purposes.
ARTICLE 6
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur on or after the Effective Date and until the principal and interest on the Loan and other amounts, if any, payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made):
6.1    the Borrower fails to make any payment on the principal of the Loan when and as the same shall become due and payable hereunder;
6.2    the Borrower fails to make any interest payment on the Loan or fails to make any other payment, if any, required to be under this Loan Agreement (other than an amount referred to in Section 6.1), when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 10 days after the Borrower receives written demand for payment from the Lender;
6.3    any representation or warranty made by the Borrower in this Loan Agreement or any other Loan Document shall prove to have been inaccurate when made without giving effect to any materiality or Material Adverse Effect qualifier contained therein and such inaccuracy is reasonably likely to result in a Borrower Material Adverse Effect;
6.4    the Borrower fails to observe or perform any covenant or agreement contained in this Loan Agreement or other Loan Document, and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from the Lender to the Borrower;
6.5    an involuntary proceeding is commenced, or an involuntary petition is filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;
6.6    the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.5, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial portion of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
6.7    the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
6.8    any event occurs that results in the suspension or termination of the Lender’s commitments to the Borrower under the Credit Facility.
then, and in every such event the Lender may, upon written notice to the Borrower, declare the principal amount of each Loan then outstanding, together with all accrued and unpaid interest thereon, and other amounts, if any, required to be paid hereunder due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 7
MISCELLANEOUS

7.1    Notices. (a)    All notices and other communications required or permitted to be provided under this Loan Agreement or any other Loan Document shall be in writing and shall be sent via electronic mail and confirmed by hard copy delivery by hand or overnight courier service, mailed by certified or registered mail, as follows:
(i)    if to the Borrower, to:
200 E. Hardin Street
Findlay, Ohio 45840
Attention: Thomas Kaczynski, Vice President of Finance and Treasurer
tkaczynski@marathonpetroleum.com; or
(ii)    if to the Lender, to:
539 S. Main St.
Findlay, Ohio 45840
Attention: Timothy T. Griffith, Senior Vice President and Chief Financial Officer
ttgriffith@marathonpetroleum.com.
(b)    Any Party may change its address or electronic mail address for notices and other communications hereunder by providing notice to the other Party hereto in accordance with this Section 7.1. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by electronic email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

7.2    Waivers; Amendments. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver or amendment or other modification of any provision of this Loan Agreement will be effective except as agreed to in writing by the Borrower and the Lender.
7.3    Expenses.    The Borrower shall pay all reasonable and documented out of pocket expenses incurred by the Lender, including the reasonable attorney fees, in the preparation and administration of this Loan Agreement and any amendments, modifications or waivers of the provisions hereof, or in connection with the enforcement or protection of the Lender’s rights hereunder.
7.4    Indemnity.    The Borrower shall indemnify the Lender against, and hold the Lender harmless from, any and all losses, claims, damages, settlements and liabilities incurred by, asserted against or otherwise involving the Lender arising out of, in connection with, or as a result of (i) the execution or delivery of this Loan Agreement or any other Loan Document, the performance by the Parties hereto of their respective obligations under this Loan Agreement or other Loan Document or the consummation of the transactions contemplated hereby or the enforcement of the Lender’s rights under this Loan Agreement or other Loan Document, (ii) the Loans or the use of the proceeds therefrom or (iii) any actual or prospective claim, suit, cause of action, litigation, investigation or proceeding relating to any of the foregoing (a “Covered Proceeding”), whether based on contract, tort or any other theory and regardless of whether the Lender is a party thereto and regardless of whether brought by a third party or by the Borrower; provided; however, that the foregoing indemnity shall not be available to the extent that such losses, claims, damages, settlements, liabilities or related expenses are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of or in connection with the willful misconduct or gross negligence of the Lender or the material breach by the Lender of this Loan Agreement or other Loan Document. The Borrower shall promptly upon demand reimburse the Lender for any costs and expenses (including reasonable attorney fees) incurred in the investigation, participation or defense of any Covered Proceeding, provided that the Lender undertakes in writing to repay any such costs or expenses so reimbursed upon a final, non-appealable judgment of a court of competent jurisdiction finding that the Lender is not entitled to indemnification with respect to such Covered Proceeding.
7.5    Successors and Assigns. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).
7.6    No Third Party Beneficiaries. Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any person or entity other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

7.7    Survival. All covenants, agreements, representations and warranties made by the Borrower herein or in any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Loan Agreement and the making of the Loan, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any incorrect representation or warranty at the time of making the Loan, and shall continue in full force and effect until the principal balance of the Loan, any accrued interest on the Loan and other amounts, if any, payable hereunder are paid in full, at which time all covenants, agreements, representations and warranties will automatically, without any further action by the Parties, terminate and be of no further force and effect except as with respect to any claims for indemnification arising prior to the effective date of such termination.
7.8    Counterparts; Integration. This Loan Agreement and the other Loan Documents may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Loan Agreement and the other Loan Documents constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
7.9    Severability. Any provision of this Loan Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
7.10    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any or all of the existing payment obligations of the Lender or any of its Affiliates to the Borrower against any or all of the obligations of the Borrower which are then due and payable under this Loan Agreement. The Lender agrees to promptly notify the Borrower after any such setoff; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.
7.11    Governing Law; Jurisdiction; Consent to Service of Process. (a)    This Loan Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of Ohio.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive personal jurisdiction of United States District Court located within the State of Ohio, and any appellate court from any thereof, or if such court is not permitted to adjudicated such matter under federal law, to any Ohio state court of first impression, in any action or proceeding or the recognition or enforcement of any judgment, arising out of or relating to this Loan Agreement, any other Loan Document or the transactions contemplated hereby or thereby, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Loan Agreement, any other Loan Document or the transactions contemplated hereby or thereby in any court referred to in paragraph (b) of this Section 7.11. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.1 above. Nothing in this Loan Agreement will affect the right of any Party to this Loan Agreement to serve process in any other manner permitted by law.
7.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.
7.13    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Loan Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Loan Agreement.
7.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts, if any, which are treated as interest on the Loan under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding the Loan in accordance with applicable law, the rate of interest payable in respect of the Loan hereunder, together with all fees, charges and other amounts payable in respect thereof, shall be limited to the Maximum Rate.

IN WITNESS WHEREOF, each of the Parties has executed this Loan Agreement as of the Effective Date.

MPC INVESTMENT LLC

By:	/s/ Timothy T. Griffith
Timothy T. Griffith
Senior Vice President and Chief Financial Officer

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Thomas Kaczynski
Thomas Kaczynski
Vice President of Finance and Treasurer

APPENDIX A

DEFINITION OF TERMS

Introductory Note--Construction. Whenever the context requires, the gender of all words used in this Loan Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Except as this Loan Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Loan Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Loan Agreement refer to the relevant agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Loan Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends. Unless specifically provided for in this Loan Agreement, the term “or” shall not be deemed to be exclusive. References to a person are also to its successors and/or permitted assigns, if any. All exhibits and annexes attached to this Loan Agreement constitute a part of this Loan Agreement and are incorporated herein for all purposes. All references to currency in this Loan Agreement shall be to, and all payments required under this Loan Agreement shall be paid in, lawful currency of the United States.

Definitions.

“Borrower” has the meaning set forth in the preamble.

“Borrower Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the rights and remedies of the Lender under the Loan Documents.

“Covered Proceeding” has the meaning set forth in Section 7.4.

“Credit Facility” means that certain Credit Agreement, dated as of November 20, 2014 and amended by that certain Amendment Agreement, dated as of October 27, 2015, by and among the Borrower, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the various financial banking institutions that are lending parties thereto and as may be further amended, amended and restated, supplemented, modified, replaced or superseded.

“Effective Date” has the meaning set forth in the preamble.

“Events of Default” has the meaning set forth in Article 6.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.

“Interest Period” means each successive calendar month during which any principal amount or interest on the Loans is outstanding.

“Lender” has the meaning set forth in the preamble.

“Lender Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Lender or (b) the ability of the Lender to perform its obligations under the Loan Documents.

“Loan” has the meaning set forth in Section 2.1.

“Loan Agreement” has the meaning set forth in the preamble.

“Loan Documents” means collectively, the Loan Agreement, the Promissory Note and each other ancillary agreement, certificate, instrument or other document required or contemplated to be executed in connection with the Loan Agreement or any Loan.

“Material Adverse Effect” means a Borrower Material Adverse Effect or a Lender Material Adverse Effect, as applicable.

“Maturity Date” has the meaning set forth in Section 2.2.

“Maximum Rate” has the meaning set forth in Section 7.14.

“Party” has the meaning set forth in the preamble.

“Promissory Note” has the meaning set forth in Section 2.4

“Tax” means (i) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, escheat, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease, or other taxes or other charges imposed by or on behalf or payable to any Governmental Authority, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed) and (ii) any transferee or other secondary or non-primary liability or other obligations with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, contract, indemnity, guarantee, as a successor or otherwise).

NON-NEGOTIABLE PROMISSORY NOTE

Findlay, Ohio
December 4, 2015

FOR VALUE RECEIVED, the undersigned, MPLX LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to MPC Investment LLC, a Delaware limited liability company (the “Lender”) an amount equal to the aggregate principal amount of the Loan as set forth on Schedule 1 attached hereto and determined in accordance with that certain Loan Agreement, dated as of December 4, 2015, by and between the Borrower and the Lender (the “Loan Agreement”), payable at such times, and in such amounts, as are specified in the Loan Agreement. Capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement.
The Borrower promises to pay interest on the unpaid principal amount of the Loan from the Effective Date until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.
Both principal and interest payable to the Lender under this Non-negotiable Promissory Note are to be paid in U.S. Dollars to an account or accounts specified by the Lender via wire or interbank transfer of immediately available funds.
This Non-negotiable Promissory Note is issued pursuant to, governed by and is entitled to the benefits of, the Loan Agreement.
The Loan Agreement, among other things, contains provisions providing for the acceleration of the Maturity Date of the unpaid principal amount of the Loans upon demand by the Lender or upon the occurrence of certain stated events and allowing for prepayments on account of the Borrower prior to the Maturity Date upon the terms and conditions specified in the Loan Agreement.
Demand, diligence, presentment, protest and notice of non-payment are hereby waived by the Borrower.
THIS NON-NEGOTIABLE PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OHIO.
IN WITNESS WHEREOF, the Borrower has caused this Non-negotiable Promissory Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Thomas Kaczynski
Name:	Thomas Kaczynski
Title:	Vice President of Finance and Treasurer

Schedule 1

Principal Amount of the Loan

Date	Loan	Interest Accrued	Interest Paid	Principal Paid	Ending Principal Balance